Exhibit 99.1

ViewRay Announces $59 Million Equity Financing

Financing to Further Support Growth of MRIdian Linac

CLEVELAND, February 26, 2018 — ViewRay, Inc. (Nasdaq: VRAY), makers of the world’s first and only clinical MRI-guided radiation therapy system, announced today that it has entered into an agreement to sell its common stock and warrants to an affiliate of Fosun International Limited (“Fosun”) in a direct registered offering for aggregate gross proceeds of approximately $59.1 million. With this transaction, Fosun is increasing its ownership of the Company from approximately 9.9% to 18.4% of the Company’s outstanding shares of common stock immediately following the closing of the transaction (without giving effect to the warrants). The closing of the transaction is expected to occur on or about March 2, 2018.

ViewRay agreed to sell approximately 7.1 million shares of common stock and warrants to purchase approximately 1.4 million shares of common stock for aggregate gross proceeds of approximately $59.1 million before deducting offering expenses. The warrants will have a per share exercise price of $8.31 per share, equal to the closing price of the Company’s common stock on the NASDAQ Global Market on February 23, 2018. The warrants will expire seven years from the date of issuance and will be subject to customary anti-dilution provisions. Proceeds from the offering will be used primarily to support the ongoing commercialization of the MRIdian Linear Accelerator Technology, for research and development related to continued product development activities, and for general corporate purposes, including working capital.

The offering was made pursuant to a prospectus supplement to the Company’s effective shelf registration statements.

“We are excited to complete this financing, which will enable us to scale up production and to continue investing in sales and marketing to meet the growing demand for the MRIdian Linac,” said Chris A. Raanes, president and chief executive officer of ViewRay Inc. “This significant investment provides further validation of our belief that MRIdian Linac will lead to a new standard of care in radiation oncology.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About ViewRay

ViewRay®, Inc. (Nasdaq: VRAY), designs, manufactures and markets the MRIdian® radiation therapy system. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian’s high-definition MR was purposely built to deliver high-precision radiation without unnecessary beam distortion, and consequently, help to mitigate skin toxicity and other safety concerns that may otherwise arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward Looking Statements:

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the planned use of proceeds from the offering. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue ViewRay’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize MRIdian linac technology, competition in the industry in which ViewRay operates and overall market conditions. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents ViewRay files with the SEC available at www.sec.gov, including the risk factors disclosed in ViewRay’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Contact:

Investor Relations:

Ajay Bansal

Chief Financial Officer

1-844-MRIdian (674-3426)

Media Enquiries:

Michael Saracen

Vice President, Marketing

ViewRay, Inc.

Phone: +1 408-242-2994

Email: media@viewray.com

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